Exhibit 99.1

NEWS RELEASE

Gray Reports Record Operating Results for the Quarter Ended March 31, 2018

Atlanta, Georgia – May 8, 2018. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announces record results of operations for the three-months ended March 31, 2018, including record revenue, net income and Broadcast Cash Flow (a non-GAAP financial measure, defined below). Our net income per diluted share for the first quarter of 2018 was $0.22.

Financial Highlights and Selected Operating Data:

●

Record First Quarter Revenue, Net Income and Broadcast Cash Flow - Our revenue for the first quarter of 2018 was $226.3 million, increasing $22.8 million, or 11%, from the first quarter of 2017. Our net income was $19.9 million for the first quarter of 2018, increasing $9.4 million, or 90% from the first quarter of 2017. Our Broadcast Cash Flow was $77.7 million for the first quarter of 2018, increasing $7.3 million, or 10%, from the first quarter of 2017.

●

Retransmission - We have now completed negotiations to renew the retransmission consent agreements with multichannel video programming distributors (“MVPDs”) that expired at the end of 2017 and the beginning of 2018.  We currently anticipate that gross retransmission revenue for calendar year 2018 will be within a range of approximately $350.0 million to $353.0 million and retransmission revenue, net of retransmission expense, will be within a range of approximately $178.5 million to $180.0 million.

●

Stock Repurchases - During the first quarter of 2018, we repurchased approximately 1.6 million shares of our common stock on the open market at an average price of $12.64 per share, including commissions, for a total cost of approximately $19.6 million.

●

Total Leverage Ratio - As of March 31, 2018, our total leverage ratio, as defined in our senior credit facility, was 4.23 times on a trailing eight-quarter basis, netting our total cash balance of $443.4 million.

	Three Months Ended March 31,
			% Change		% Change
			2018 to		2018 to
	2018	2017	2017	2016	2016
	(dollars in thousands)
Revenue (less agency commissions):
Total	$226,258	$203,461	11%	$173,723	30%
Political	$5,775	$1,321	337%	$9,655	(40)%

Operating expenses (1)(3):
Broadcast	$149,654	$133,556	12%	$108,536	38%
Corporate and administrative	$8,260	$7,710	7%	$15,670	(47)%

Net income	$19,945	$10,505	90%	$8,990	122%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow (3)	$77,684	$70,379	10%	$65,926	18%
Broadcast Cash Flow Less
Cash Corporate Expenses (3)	$70,373	$63,643	11%	$51,226	37%
Free Cash Flow	$49,298	$36,593	35%	$24,215	104%

(1)	Excludes depreciation, amortization and (gain) loss on disposal of assets.
(2)	See definition of non-GAAP terms and a reconciliation of the non-GAAP amounts to net income included elsewhere herein.
(3)

Amounts in 2017 and 2016 have been reclassified to give effect to the implementation of Accounting Standards Update 2017-07, Compensation – Retirement Benefits (Topic 715) – Improving the Presentation of Net Periodic Pension Cost and Net Postretirement Benefit Cost (“ASU 2017-07”).

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Results of Operations for the First Quarter of 2018

Revenue (less agency commissions).

The table below presents our revenue (less agency commissions) by type for the first quarter of 2018 and 2017 (dollars in thousands):

	Three Months Ended March 31,
	2018		2017		Amount	Percent
		Percent		Percent	Increase	Increase
	Amount	of Total	Amount	of Total	(Decrease)	(Decrease)
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$105,469	46.6%	$102,597	50.4%	$2,872	3%
National	24,512	10.8%	24,814	12.2%	(302)	(1)%
Political	5,775	2.6%	1,321	0.6%	4,454	337%
Retransmission consent	85,551	37.8%	67,573	33.2%	17,978	27%
Other	4,951	2.2%	7,156	3.6%	(2,205)	(31)%
Total	$226,258	100.0%	$203,461	100.0%	$22,797	11%

We acquired three television stations between April 1, 2017 and March 31, 2018. Collectively, these three television stations accounted for $9.6 million of the increase in our total revenue for the first quarter of 2018. Including the revenue attributable to these three stations, local and national advertising revenue increased, in part, due to the $2.3 million of revenue we earned from the broadcast of the 2018 Super Bowl on our NBC-affiliated stations, compared to $0.6 million that we earned from the broadcast of the 2017 Super Bowl on our FOX-affiliated stations. In addition, revenue from the broadcast of the 2018 Winter Olympic Games on our NBC-affiliated stations was approximately $5.5 million.

Broadcast Operating Expenses.

Broadcast operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $16.1 million, or 12%, to $149.7 million for the first quarter of 2018 compared to the first quarter of 2017.

The three television stations that we acquired between April 1, 2017 and March 31, 2018, collectively, accounted for $6.6 million of the increase in broadcast operating expenses for the first quarter of 2018. Including the broadcast operating expenses attributable to these three stations, significant changes in our total broadcast operating expenses included:

•

Non-compensation expense increased $13.1 million, or 19%, in the first quarter of 2018 compared to the first quarter of 2017. This increase was due largely to an increase in retransmission expense of $9.4 million. The remaining increase was due primarily to increases in programming expense, licensing fees and professional fees.

•

Compensation expense increased $2.9 million, or 4%, in the first quarter of 2018 when compared to the first quarter of 2017. Non-cash stock based compensation expenses were $1.2 million in the first quarter of 2018, compared to $0.3 million in the first quarter of 2017.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2018	Page 2 of 11

Corporate and Administrative Expenses.

Corporate and administrative expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $0.6 million, or 7%, to $8.3 million in the first quarter of 2018 as compared to the first quarter of 2017. The increase reflects the following:

•	Non-compensation expense increased $0.3 million.

•

Compensation expense increased $0.3 million, primarily due to routine increases in compensation. Non-cash stock based compensation expenses were $0.9 million in the first quarter of 2018 compared to $1.0 million in the first quarter of 2017.

Loss from Early Extinguishment of Debt.

In the first quarter of 2017, we recorded a loss from early extinguishment of debt of approximately $2.5 million related to the amendment and restatement of our senior credit facility.

Taxes.

During the first quarter of 2018, we made aggregate federal and state income tax payments of approximately $8.5 million. During the remainder of 2018, we anticipate making income tax payments (net of refunds) of approximately $36.0 million.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2018	Page 3 of 11

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for net income per share data)

	Three Months Ended
	March 31,
	2018	2017

Revenue (less agency commissions)	$226,258	$203,461
Operating expenses before depreciation, amortization and (gain) loss on disposal of assets, net:
Broadcast (1)	149,654	133,556
Corporate and administrative (1)	8,260	7,710
Depreciation	13,694	12,629
Amortization of intangible assets	5,436	5,567
(Gain) loss on disposal of assets, net	(821)	527
Operating expenses	176,223	159,989
Operating income	50,035	43,472
Other income (expense):
Miscellaneous income, net (1)	560	93
Interest expense	(24,250)	(23,191)
Loss from early extinguishment of debt	-	(2,540)
Income before income taxes	26,345	17,834
Income tax expense	6,400	7,329
Net income	$19,945	$10,505

Basic per share information:
Net income	$0.22	$0.15
Weighted-average shares outstanding	89,058	71,877

Diluted per share information:
Net income	$0.22	$0.14
Weighted-average shares outstanding	89,576	72,519

(1)	Amounts in 2017 have been reclassified to give effect to the implementation of ASU 2017-07.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2018	Page 4 of 11

Other Financial Data:

	As of
	March 31,	December 31,
	2018	2017
	(in thousands)

Cash	$443,425	$462,399
Long-term debt, including current portion	$1,836,828	$1,837,428
Borrowing availability under our revolving credit facility	$100,000	$100,000

	Three Months Ended March 31,
	2018	2017
	(in thousands)

Net cash provided by (used in) operating activities	$14,407	$(483)
Net cash used in investing activities	(7,817)	(293,393)
Net cash used in financing activities	(25,564)	(7,772)
Net decrease in cash	$(18,974)	$(301,648)

Guidance for the Three-Months Ending June 30, 2018

Based on our current forecasts for the quarter ending June 30, 2018 (the “second quarter of 2018”), we anticipate the changes from the quarter ended June 30, 2017 (the “second quarter of 2017”) as outlined below.

	Three Months Ending June 30,
	Low End	% Change	High End	% Change
	Guidance	From	Guidance	From
	for	As-Reported	for	As-Reported	As-Reported
	the Second	Second	the Second	Second	Second
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2018	2017	2018	2017	2017
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$248,000	9%	$254,000	12%	$226,681

OPERATING EXPENSES (1)
(before depreciation, amortization and gain or loss on disposals of assets):
Broadcast	$149,000	11%	$151,000	13%	$133,657
Corporate and administrative	$9,250	10%	$10,000	19%	$8,421

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$13,000	251%	$15,000	305%	$3,708

(1)	Amounts in 2017 have been reclassified to give effect to the implementation of ASU 2017-07.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2018	Page 5 of 11

Comments on Second Quarter of 2018 Guidance:

Revenue.

Based on our current forecasts for the second quarter of 2018, we anticipate the following changes from the second quarter of 2017 as outlined below:

•	We believe our second quarter of 2018 local advertising revenue (including internet/digital/mobile) will change to be within a range of approximately $115.8 million to $117.0 million, or -2% to -1%.

•	We believe our second quarter of 2018 national advertising revenue will change to be within a range of approximately $28.8 million to $30.0 million, or -7% to -3%.

•	We believe our second quarter of 2018 political revenue will be within a range of approximately $13.0 million to $15.0 million.

•

We have completed negotiations to renew the retransmission consent agreements with MVPDs that expired at the end of 2017 and the beginning of 2018.  We currently anticipate that gross retransmission revenue for calendar year 2018 will be within a range of approximately $350.0 million to $353.0 million and retransmission revenue, net of retransmission expense, will be within a range of approximately $178.5 million to $180.0 million. We believe our second quarter of 2018 retransmission consent revenue will be within a range of approximately $87.0 million to $88.0 million.

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets, net).

For the second quarter of 2018, we anticipate our broadcast operating expenses will increase from the second quarter of 2017, reflecting increases in retransmission expense of approximately $8.2 million, to total approximately $42.5 million for the second quarter of 2018.

Corporate and Administrative Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets).

For the second quarter of 2018, we anticipate our corporate and administrative operating expense will increase approximately $1.2 million to approximately $9.6 million, primarily due to routine increases in compensation and professional service fees.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2018	Page 6 of 11

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates over 100 television stations across 57 television markets that collectively broadcast over 200 program streams including over 100 channels affiliated with the CBS Network, the NBC Network, the ABC Network and the FOX Network. Our portfolio includes the number-one or number-two ranked television station for both overall audience and news audience in all 57 of our 57 markets, which collectively cover approximately 10.4 percent of total United States television households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the second quarter of 2018 or other periods, future income tax payments and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of the date hereof. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2017 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our first quarter operating results on May 8, 2018. The call will begin at 10:00 a.m. Eastern Time. The live dial-in number is 1-888-516-2443 and the confirmation code is 3100808. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-203-1112, Confirmation Code: 3100808 until June 7, 2018.

Gray Contacts

Web site: www.gray.tv

Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2018	Page 7 of 11

Effects of Acquisitions and Divestitures on Our Results of Operations and Non-GAAP Terms

From January 1, 2016 (the beginning of the earliest period presented) through March 31, 2018, we completed eight acquisition transactions and one divestiture transaction. As more fully described in our 2017 Form 10-K filed with the Securities and Exchange Commission and in our other prior disclosures, these transactions added a net total of 21 television stations to our operations. We refer to these transactions, collectively, as the “Acquisitions.”

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, Free Cash Flow, Operating Cash Flow as defined in the Senior Credit Agreement and Total Leverage Ratio, Net of All Cash. These non-GAAP amounts are used by us to approximate amounts used to calculate key financial performance covenants contained in our debt agreements and are used with our GAAP data to evaluate our results and liquidity.

We define Broadcast Cash Flow as net income plus loss from early extinguishment of debt, corporate and administrative expenses, broadcast non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits and payments for program broadcast obligations.

We define Broadcast Cash Flow Less Cash Corporate Expenses as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program and broadcast obligations.

We define Free Cash Flow as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, amortization of deferred financing costs, any income tax expense, non-cash 401(k) expense and pension expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, pension income, contributions to pension plans, amortization of original issue premium on our debt, purchases of property and equipment (net of any insurance proceeds) and the payment of income taxes (net of any refunds received).

We define Operating Cash Flow as defined in our Senior Credit Agreement as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, trade expense and pension expenses less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, trade income, pension income and contributions to pension plans. Operating Cash Flow as defined in our Senior Credit Agreement gives effect to the revenue and broadcast expenses of the Acquisitions as if they had been acquired or divested, respectively, on January 1, 2016. It also gives effect to certain operating synergies expected from the Acquisitions and the financings and adds back professional fees incurred in completing Acquisitions. Certain of the financial information related to the Acquisitions has been derived from, and adjusted based on, unaudited, un-reviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from this financial information if the Acquisitions had been completed at the stated date. In addition, the presentation of Operating Cash Flow as Defined in the Senior Credit Agreement and the adjustments to such information, including expected synergies resulting from such transactions, may not comply with GAAP or the requirements for pro forma financial information under Regulation S-X under the Securities Act.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2018	Page 8 of 11

Our Total Leverage Ratio, Net of All Cash is determined by dividing our Adjusted Total Indebtedness, Net of All Cash by our Operating Cash Flow as defined in our Senior Credit Agreement, divided by two. Our Adjusted Total Indebtedness, net of all cash represents the total outstanding principal of our long-term debt, plus certain other obligations as defined in our Senior Credit Agreement, less all cash. Our Operating Cash Flow as defined in our Senior Credit Agreement, divided by two represents our average annual Operating Cash Flow as defined in our Senior Credit Agreement for the preceding eight quarters.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to, and in conjunction with, results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2018	Page 9 of 11

Reconciliation of Non-GAAP Terms, in thousands:

	Three Months Ended
	March 31,
	2018	2017	2016

Net income	$19,945	$10,505	$8,990
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	13,694	12,629	11,126
Amortization of intangible assets	5,436	5,567	3,888
Non-cash stock-based compensation	2,157	1,338	1,284
(Gain) loss on disposal of assets, net	(821)	527	(1,648)
Miscellaneous income, net (1)	(560)	(93)	(529)
Interest expense	24,250	23,191	21,275
Loss from early extinguishment of debt	-	2,540	-
Income tax expense	6,400	7,329	6,415
Amortization of program broadcast rights	5,346	5,222	4,396
Payments for program broadcast rights	(5,474)	(5,119)	(3,977)
Common stock contributed to 401(k) plan	-	7	6
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation (1)	7,311	6,736	14,700
Broadcast Cash Flow	77,684	70,379	65,926
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation (1)	(7,311)	(6,736)	(14,700)
Broadcast Cash Flow Less Cash Corporate Expenses	70,373	63,643	51,226
Contributions to pension plans	-	(624)	(520)
Interest expense	(24,250)	(23,191)	(21,275)
Amortization of deferred financing costs	1,157	1,151	1,071
Amortization of net original issue premium on 5.875% senior notes due 2026	(153)	(153)	(216)
Purchases of property and equipment	(6,280)	(3,977)	(5,931)
Income taxes paid, net of refunds	8,451	(256)	(140)
Free Cash Flow	$49,298	$36,593	$24,215

(1)	Amounts in 2017 and 2016 have been reclassified to give effect to the implementation of ASU 2017-07.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2018	Page 10 of 11

Reconciliation of Total Leverage Ratio, Net of All Cash, in thousands except for ratio:

Eight Quarters Ended
March 31, 2018
Operating Cash Flow as defined in our Senior Credit Agreement:
Net income	$335,180
Depreciation	100,464
Amortization of intangible assets	43,216
Non-cash stock-based compensation	14,276
(Gain) loss on disposal of assets, net	(73,044)
Miscellaneous (income) expense, net	5
Interest expense	195,470
Loss from early extinguishment of debt	34,838
Income tax (benefit) expense	(25,271)
Amortization of program broadcast rights	40,984
Common stock contributed to 401(k) plan	39
Payments for program broadcast rights	(42,308)
Pension expense	(631)
Contributions to pension plans	(5,652)
Adjustments for stations acquired or divested, financings and expected synergies during the eight quarter period	49,025
Professional fees related to acquisitions and divestitures	3,031
Operating Cash Flow as defined in our Senior Credit Agreement	$669,622
Operating Cash Flow as defined in our Senior Credit Agreement, divided by two	$334,811

March 31, 2018
Adjusted Total Indebtedness:
Total outstanding principal, including current portion	$1,858,630
Capital leases and other debt	714
Cash	(443,425)
Adjusted Total Indebtedness, Net of All Cash	$1,415,919
Total Leverage Ratio, Net of All Cash	4.23

Gray Television, Inc.
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